FOR MORE INFORMATION Jonathan Freedman 212.778.8913
For Immediate Release
NEW YORK — Jefferies Financial Group Inc. (NYSE: JEF)
September 28, 2026
Jefferies Announces Third Quarter 2026 Financial Results
Quarterly Record Investment Banking and Equities Net Revenues

Q3 Financial Highlights

$ in thousands, except per share amounts	Quarter End		Year-to-Date
	3Q26	3Q25	2026	2025
Net earnings attributable to common shareholders	$260,578	$223,986	$639,666	$439,912
Diluted earnings per voting common share	$1.08	$1.01	$2.79	$1.98
Return on adjusted tangible shareholders' equity[1]	13.5%	13.6%	12.9%	9.3%
Total net revenues	$2,221,934	$2,047,432	$6,445,515	$5,274,898
Investment banking net revenues	$1,331,423	$1,135,325	$3,555,536	$2,602,324
Capital markets net revenues	$802,178	$723,382	$2,380,226	$2,125,821
Asset management net revenues	$85,635	$176,882	$493,615	$523,218
Pre-tax earnings	$351,038	$331,815	$878,803	$617,781
Book value per common share[17]	$46.55	$50.60	$46.55	$50.60
Adjusted tangible book value per fully diluted share[3]	$35.21	$33.38	$35.21	$33.38
Quarterly Cash Dividend and Stock Buyback Activity
The Jefferies Board of Directors declared a quarterly cash dividend equal to $0.40 per Jefferies common share, payable on November 25, 2026 to record holders of Jefferies common shares on November 16, 2026.
During the quarter, we repurchased 1.3 million shares of common stock for $70 million, or an average price of $52.34 per share. Year to date, we repurchased 8.3 million shares of common stock for $441 million, or an average price of $53.25 per share. Our Board of Directors has increased our share buyback authorization back to $250 million for future repurchases.
Management Comments
"Our third quarter net revenues were $2.22 billion, net earnings attributable to common shareholders were $261 million, diluted earnings per voting common share were $1.08 and return on adjusted tangible shareholders' equity was 13.5%, reflecting record quarterly results in Investment Banking and Equities, offset by a more subdued market for Fixed Income and a more challenging backdrop for certain funds in our Asset Management business.
"We believe the results of our third quarter demonstrate the strength and momentum of our business and are a strong foundation on which we can continue to build in future periods. We are very optimistic about the trajectory of Jefferies and our ability to achieve meaningfully higher operating margins and earnings as we complete the sale of Tessellis and continue to wind down the remainder of our legacy merchant banking investments. We are keenly focused on improving the consistency and quality of our earnings.
"Our Investment Banking and Equities businesses continued to gain momentum in the third quarter, driving quarterly record net revenues in Advisory, total Investment Banking, Equities and combined Investment Banking and Capital Markets. These results demonstrate the strength and breadth of our business, as well as the benefits of our long-term investments, and reflect the trust our clients put in us and our ability to serve them globally.
“Investment Banking net revenues were $1.33 billion, up 17% from the prior year quarter, with Advisory delivering a record quarter, up 25% versus last year, and Equity Underwriting up 69%. Our results were driven by a strong market opportunity and continued market share gains. We continue to expand our M&A business, led by strong sponsor-led activity during the quarter particularly in the healthcare, industrials and energy sectors. We are very optimistic about the balance of 2026 and our momentum heading into 2027, supported by the breadth and strength of our current backlog and new business activity.
"Capital Markets net revenues were $802 million, up 11% from the prior year quarter. Equities record quarterly net revenues of $626 million, up 29% from the prior year quarter, were driven by global cash and electronic trading, as well as continued growth in prime services. Our prime services business continues to strengthen its global position as a trusted partner to leading, well-diversified hedge funds, which enhances the quality, consistency and durability of our Equities revenues. Our equity options and structured derivatives businesses also continue to expand in partnership with our investment banking business. Fixed Income net revenues were $176 million, down 26% from the prior year quarter, reflecting ongoing slowness in market activity.

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"Asset management fees and investment return revenues were $34 million compared to the prior year quarter of $84 million, reflecting weaker performance across several fund strategies. We remain confident in the long-term outlook for the business as we continue to reposition the platform by reducing capital allocated to certain existing funds consistent with the strategy we outlined last fall when we announced our intent to acquire and fund a 50% interest in Hildene.
"We are also continuing to expand our strategic alliance with SMBC. As expected, SMBC has increased its equity ownership in Jefferies to approximately 20% to become our largest shareholder. In Japan, our planned joint venture with SMBC represents a significant opportunity to align SMBC and SMBC Nikko’s domestic market expertise and balance sheet strength with Jefferies’ global Equities platform, global client relationships and trading technology. Expected to begin serving clients in January 2027, the joint venture is intended to scale a leading wholesale equities and equity capital markets business in Japan. We expect this to become a template for other ways to work together globally with our partners at SMBC."
Richard Handler, CEO, and Brian Friedman, President

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Financial Summary (Unaudited)

$ in thousands	Three Months Ended			Nine Months Ended
	August 31, 2026	May 31, 2026	August 31, 2025	August 31, 2026	August 31, 2025
Net revenues by source:
Advisory	$817,823	$674,118	$655,578	$2,019,069	$1,511,218
Equity underwriting	305,549	370,691	181,205	982,209	432,091
Debt underwriting	177,072	160,186	249,525	519,116	654,250
Other investment banking	30,979	1,825	49,017	35,142	4,765
Total Investment Banking	1,331,423	1,206,820	1,135,325	3,555,536	2,602,324
Equities	626,154	600,751	486,695	1,785,393	1,421,997
Fixed income	176,024	198,541	236,687	594,833	703,824
Total Capital Markets	802,178	799,292	723,382	2,380,226	2,125,821
Total Investment Banking and Capital Markets Net revenues[5]	2,133,601	2,006,112	1,858,707	5,935,762	4,728,145
Asset management fees and revenues[6]	13,285	15,169	15,916	98,364	125,312
Investment return	20,949	31,037	68,026	140,978	112,796
Allocated net interest[4]	(21,438)	(22,935)	(18,550)	(66,611)	(54,915)
Other investments, inclusive of net interest	72,839	164,447	111,490	320,884	340,025
Total Asset Management Net revenues	85,635	187,718	176,882	493,615	523,218
Other	2,698	12,621	11,843	16,138	23,535
Total Net revenues by source	$2,221,934	$2,206,451	$2,047,432	$6,445,515	$5,274,898

Non-interest expenses:
Compensation and benefits	$1,192,745	$1,188,245	$1,083,510	$3,466,880	$2,779,476
Compensation ratio[13]	53.7%	53.9%	52.9%	53.8%	52.7%
Non-compensation expenses	$678,151	$702,657	$632,107	$2,099,832	$1,877,641
Non-compensation ratio[13]	30.5%	31.8%	30.9%	32.6%	35.6%
Total Non-interest expenses	$1,870,896	$1,890,902	$1,715,617	$5,566,712	$4,657,117

Net earnings before income taxes	$351,038	$315,549	$331,815	$878,803	$617,781
Income tax expense	$86,976	$65,571	$89,311	$205,417	$147,033
Income tax rate	24.8%	20.8%	26.9%	23.4%	23.8%
Net earnings	$264,062	$249,978	$242,504	$673,386	$470,748
Net losses attributable to noncontrolling interests	(2,740)	(5,440)	(10,041)	(24,038)	(24,692)
Preferred stock dividends	6,224	29,184	28,559	57,758	55,528
Net earnings attributable to common shareholders	$260,578	$226,234	$223,986	$639,666	$439,912

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Results Discussion

Three Months Ended August 31, 2026 Versus August 31, 2025	Nine Months Ended August 31, 2026 Versus August 31, 2025
•Net earnings attributable to common shareholders of $261 million, or $1.08 per diluted earnings per voting common share.
•Return on adjusted tangible shareholders' equity[1] of 13.5%.
•Repurchased 1.3 million shares of common stock primarily in the open market for $70 million, or an average price of $52.34 per share.
•We had 189.1 million voting common shares outstanding and 250.9 million common shares outstanding on a fully diluted basis[2] at August 31, 2026. Our book value per common share was $46.55 and adjusted tangible book value per fully diluted share[3] was $35.21.
•Effective tax rate of 24.8% compared to 26.9% for the prior year quarter.

•Net earnings attributable to common shareholders of $640 million, or $2.79 per diluted earnings per voting common share.
•Return on adjusted tangible shareholders' equity[1] of 12.9%.
•Repurchased 8.3 million shares of common stock for $441 million, or an average price of $53.25 per share, including 6.3 million shares of common stock in the open market for $333 million and 2.0 million shares of common stock for $108 million in connection with net-share settlements related to our equity compensation plans.
•Effective tax rate of 23.4% compared to 23.8% for the prior year period.

Investment Banking and Capital Markets	Investment Banking and Capital Markets
•Investment Banking net revenues from combined Advisory and Underwriting totaling $1.30 billion reflect our best quarterly results ever and were 20% higher than the prior year quarter.
•Advisory net revenues of $818 million reflect our best quarter on record and were 25% higher than the prior year quarter, driven by market share gains across multiple sectors.
•Underwriting net revenues of $483 million were 12% higher than the prior year quarter, primarily driven by market share gains and increased activity in Equity underwriting across most sectors. Debt underwriting decreased compared to the prior year quarter primarily due to lower industry volumes.
•Capital Markets net revenues of $802 million were 11% higher compared to the prior year quarter.
•Equities net revenues increased 29%, marking our strongest quarter on record, primarily due to higher global trading volumes driving stronger results across most of our businesses, particularly within cash and electronic trading, equity options and corporate derivatives. Additionally, our prime services business continues to expand.
•Fixed Income net revenues decreased 26% from the prior year quarter, due to ongoing lower industry volumes.

•Investment Banking net revenues from Advisory and Underwriting totaling $3.52 billion reflect record nine-month year-to-date results and were 36% higher than the prior year period.
•Advisory net revenues of $2.02 billion reflect record nine-month year-to-date results and were 34% higher than the prior year period, driven by market share gains and increased overall market opportunity.
•Underwriting net revenues of $1.50 billion were 38% higher than the prior year period, primarily driven by market share gains and increased activity in Equity underwriting across most sectors. Debt underwriting decreased compared to prior year on slightly lower market opportunity.
•Capital Markets net revenues of $2.38 billion reflect record nine-month year-to-date results and were 12% higher compared to the prior year period.
•Equities net revenues increased 26%, marking our highest nine-month year-to-date results on record, primarily due to higher global trading volumes driving stronger results across most of our businesses, particularly within cash and electronic trading, equity options, convertibles, and corporate derivatives. Additionally, our prime services business continues to expand.
•Fixed Income net revenues decreased 15% from the prior year period, as strong performance in our municipal securities, distressed and emerging markets businesses was more than offset by lower results from several other businesses, including our securitized products business, which includes a mark-to-market loss associated with Market Financial Solutions.

Asset Management	Asset Management
•Asset Management fees and revenues and investment return of $34 million were lower than the prior year quarter, primarily driven by weaker performance from across several fund strategies, including Point Bonita.
•Asset management fees and revenues decreased from the prior year quarter, as a result of higher management fees from funds and accounts managed by our strategic affiliates offset by lower management fees from funds managed by us.

•Asset Management fees and revenues and investment return of $239 million were flat from the prior year period, as improved performance across several fund strategies, particularly those with a long-equity bias, were offset by a decline in performance across several other funds, including Point Bonita.
•Asset management fees and revenues were lower compared to the prior year period, as higher performance fees from funds and accounts managed by our strategic affiliates were offset by lower performance fees largely associated with Point Bonita.

Non-interest Expenses	Non-interest Expenses
•Compensation and benefits expense as a percentage of Net revenues was 54%, compared to 53% for the prior year quarter.
•Non-compensation expenses were higher primarily due to increased brokerage and clearing fees associated with increased equities trading volumes, and increased technology and communication expenses. Non-compensation expenses as a percentage of Net revenues was 31%, compared to 31% for the prior year quarter.

•Compensation and benefits expense as a percentage of Net revenues was 54%, compared to 53% for the prior year period.
•Non-compensation expenses were higher primarily due to increased brokerage and clearing fees associated with increased equities trading volumes, and increased technology and communication and business development expenses. In addition, other expenses were higher primarily due to the write-down of goodwill associated with the expected sale of Tessellis. Non-compensation expenses as a percentage of Net revenues decreased to 33%, compared to 36% for the prior year period.

* * * *

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Amounts herein pertaining to August 31, 2026 represent a preliminary estimate as of the date of this earnings release and may be revised upon filing our Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”). More information on our results of operations for the three and nine months ended August 31, 2026 will be provided upon filing our Quarterly Report on Form 10-Q with the SEC, which we expect to file on or about October 9, 2026.
This press release contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current views and include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” "would," or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements may also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. We undertake no obligation to update or revise any such forward-looking statement to reflect subsequent circumstances.
Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

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Consolidated Statements of Earnings (Unaudited)

$ in thousands, except per share amounts	Three Months Ended August 31,		Nine Months Ended August 31,
	2026	2025	2026	2025
Revenues
Investment banking	$1,303,833	$1,088,197	$3,531,742	$2,606,976
Principal transactions	468,655	486,893	1,444,819	1,232,630
Commissions and other fees	392,932	325,178	1,161,150	966,711
Asset management fees and revenues	9,869	13,079	87,019	118,563
Interest	922,999	846,894	2,590,080	2,570,090
Other	132,510	147,433	405,450	379,883
Total revenues	3,230,798	2,907,674	9,220,260	7,874,853
Interest expense	1,008,864	860,242	2,774,745	2,599,955
Net revenues	2,221,934	2,047,432	6,445,515	5,274,898
Non-interest expenses
Compensation and benefits	1,192,745	1,083,510	3,466,880	2,779,476
Brokerage and clearing fees	139,475	121,164	420,053	360,345
Underwriting costs	31,858	20,332	90,099	52,703
Technology and communications	173,235	157,171	495,953	442,844
Occupancy and equipment rental	34,713	32,908	103,072	93,818
Business development	83,000	78,999	247,530	231,360
Professional services	88,652	73,329	264,303	223,563
Depreciation and amortization	43,282	53,230	147,475	136,471
Cost of sales	22,922	34,430	84,095	118,959
Other expenses	61,014	60,544	247,252	217,578
Total non-interest expenses	1,870,896	1,715,617	5,566,712	4,657,117
Earnings before income taxes	351,038	331,815	878,803	617,781
Income tax expense	86,976	89,311	205,417	147,033
Net earnings	264,062	242,504	673,386	470,748
Net losses attributable to noncontrolling interests	(2,740)	(10,041)	(24,038)	(24,692)
Preferred stock dividends	6,224	28,559	57,758	55,528
Net earnings attributable to common shareholders	$260,578	$223,986	$639,666	$439,912

6 Jefferies Financial Group

Financial Data and Metrics (Unaudited)

	Three Months Ended			Nine Months Ended
	August 31, 2026	May 31, 2026	August 31, 2025	August 31, 2026	August 31, 2025
Other Data:
Number of trading days	64	63	63	188	187
Number of trading loss days[7]	7	0	3	8	20
Average VaR (in millions)[8]	$10.38	$10.31	$10.45	$10.16	$11.81

In millions, except other data	August 31, 2026	May 31, 2026	August 31, 2025
Financial position:
Total assets	$81,278	$79,540	$69,320
Cash and cash equivalents	16,884	14,315	11,458
Financial instruments owned	27,283	28,038	26,117
Level 3 financial instruments owned[9]	891	839	803
Goodwill and intangible assets, net[14]	1,972	1,974	2,052
Total equity	10,728	10,607	10,501
Total shareholders' equity	10,690	10,567	10,439
Tangible shareholders' equity[10]	8,718	8,593	8,387
Other data and financial ratios:
Leverage ratio[11]	7.6	7.5	6.6
Tangible gross leverage ratio[12]	9.1	9.0	8.0
Number of employees at period end	7,065	7,371	7,866
Number of employees excluding Tessellis and Stratos at period end	6,585	6,236	6,206

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Components of Numerators and Denominators for Earnings Per Common Share

$ in thousands, except per share amounts	Three Months Ended August 31, 2026		Nine Months Ended August 31, 2026
	Voting	Non-Voting	Voting	Non-Voting
Basic earnings per share:
Numerator
Allocation of distributed earnings (cash dividends paid)	$80,482	$16,232	$251,820	$19,930
Allocation of undistributed earnings	142,162	21,702	348,886	19,030
Net earnings	$222,644	$37,934	$600,706	$38,960
Denominator
Weighted average common shares outstanding	191,147	30,293	199,269	11,353
Weighted average shares of restricted stock outstanding with future service required	(2,058)	—	(2,095)	—
Weighted average RSUs outstanding with no future service required	9,348	—	10,958	—
Number of shares used in per share computation	198,437	30,293	208,132	11,353
Basic earnings per share[16]	$1.12	$1.25	$2.89	$3.43

Diluted earnings per share:
Numerator
Allocation of total earnings for basic computation	222,644	37,934	600,706	38,960
Reallocation of total earnings as a result of conversion of preferred shares to non-voting shares	—	6,224	—	57,706
Net earnings	222,644	44,158	600,706	96,666
Denominator
Number of shares used in basic computation	198,437	30,293	208,132	11,353
Weighted average effect of dilutive securities:
Add: Conversion of preferred share to non-voting shares outstanding	—	8,688	—	21,271
Add: Stock options and other share-based awards	5,210	—	4,900	—
Add: Senior executive compensation plan restricted stock unit awards	2,698	—	2,499	—
Number of shares used in per share computation	206,345	38,981	215,531	32,624
Diluted earnings per share[16]	$1.08	$1.13	$2.79	$2.96

$ in thousands, except per share amounts	Three Months Ended August 31, 2025	Nine Months Ended August 31, 2025
Numerator for earnings per common share:
Net earnings	$242,504	$470,748
Less: Net losses attributable to noncontrolling interests	(10,041)	(24,692)
Allocation of earnings to participating securities	(28,559)	(55,528)
Net earnings attributable to common shareholders for basic earnings per share	$223,986	$439,912
Net earnings attributable to common shareholders for diluted earnings per share	$223,986	$439,912

Denominator for earnings per common share:
Weighted average common shares outstanding	206,272	206,191
Weighted average shares of restricted stock outstanding with future service required	(2,224)	(2,259)
Weighted average restricted stock units outstanding with no future service required	11,245	11,045
Weighted average basic common shares	215,293	214,977
Stock options and other share-based awards	4,643	4,915
Senior executive compensation plan restricted stock unit awards	2,779	2,647
Weighted average diluted common shares	222,715	222,539

Earnings per common share:
Basic	$1.04	$2.05
Diluted	$1.01	$1.98

8 Jefferies Financial Group

Non-GAAP Reconciliations
The following tables reconcile our non-GAAP financial measures to their respective U.S. GAAP financial measures. Management believes such non-GAAP financial measures are useful to investors as they allow them to view our results through the eyes of management, while facilitating a comparison across historical periods. These measures should not be considered a substitute for, or superior to, measures prepared in accordance with U.S. GAAP.
Return on Adjusted Tangible Equity Reconciliation

$ in thousands	Three Months Ended August 31,		Nine Months Ended August 31,
	2026	2025	2026	2025
Net earnings attributable to common shareholders (GAAP)	$260,578	$223,986	$639,666	$439,912
Intangible amortization and impairment expense, net of tax[15]	1,602	9,163	46,754	22,053
Adjusted net earnings attributable to common shareholders (non-GAAP)	262,180	233,149	686,420	461,965
Preferred stock dividends	6,224	28,559	57,758	55,528
Adjusted net earnings to total shareholders (non-GAAP)	$268,404	$261,708	$744,178	$517,493

Adjusted net earnings to total shareholders (non-GAAP)[1]	$1,073,616	$1,046,832	$992,237	$689,991

	May 31,		November 30,
	2026	2025	2025	2024
Shareholders' equity (GAAP)	$10,566,996	$10,305,025	$10,574,696	$10,156,772
Less: Goodwill and intangible assets, net	(1,974,240)	(2,060,019)	(2,040,147)	(2,054,310)
Less: Deferred tax asset, net	(516,550)	(502,033)	(459,052)	(497,590)
Less: Weighted average impact of dividends and share repurchases	(108,468)	(66,561)	(385,750)	(208,901)
Adjusted tangible shareholders' equity (non-GAAP)	$7,967,738	$7,676,412	$7,689,747	$7,395,971

Return on adjusted tangible shareholders' equity (non-GAAP)[1]	13.5%	13.6%	12.9%	9.3%

9 Jefferies Financial Group

Adjusted Tangible Book Value and Fully Diluted Shares Outstanding Reconciliation
Reconciliation of book value (shareholders' equity) to adjusted tangible book value and common shares outstanding to fully diluted shares outstanding:

$ in thousands, except per share amounts	August 31, 2026	August 31, 2025
Book value (GAAP)	$10,690,162	$10,438,724
Stock options(1)	114,939	114,939
Goodwill and intangible assets, net(2)	(1,972,162)	(2,052,740)
Adjusted tangible book value (non-GAAP)	$8,832,939	$8,500,923

Voting common shares outstanding (GAAP)	189,079	206,280
Non-voting common shares outstanding (GAAP)	40,579	—
Preferred shares	—	27,563
Restricted stock units ("RSUs")	14,369	14,214
Stock options(1)	5,065	5,065
Other	1,793	1,587
Adjusted fully diluted shares outstanding (non-GAAP)(3)	250,885	254,709

Book value per common share outstanding	$46.55	$50.60
Adjusted tangible book value per fully diluted share outstanding (non-GAAP)	$35.21	$33.38
(1)     Stock options added to book value are equal to the total number of stock options outstanding as of August 31, 2026 and 2025 of 5.1 million multiplied by the exercise price of $22.69 on August 31, 2026 and 2025.

(2)     Includes goodwill and intangible assets related to Tessellis which were reclassified to assets held for sale during the first quarter of 2026.

(3)     Fully diluted shares outstanding include vested and unvested RSUs as well as the target number of RSUs issuable under the senior executive compensation plans until the performance period is complete. Fully diluted shares outstanding also include all stock options and the impact of convertible preferred shares if-converted to common shares.

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Notes
1.Return on adjusted tangible shareholders' equity and Adjusted return on adjusted tangible shareholders' equity represent a non-GAAP financial measures and are based on full year or annualized amounts. Refer to schedule on page 9 for a reconciliation to U.S. GAAP amounts.
2.Shares outstanding on a fully diluted basis (a non-GAAP financial measure) is defined as common shares outstanding plus preferred shares, restricted stock units, stock options and other shares. Refer to schedule on page 10 for a reconciliation to U.S. GAAP amounts.
3.Adjusted tangible book value per fully diluted share (a non-GAAP financial measure) is defined as adjusted tangible book value (a non-GAAP financial measure) divided by shares outstanding on a fully diluted basis (a non-GAAP financial measure). Refer to schedule on page 10 for a reconciliation to U.S. GAAP amounts.
4.Allocated net interest represents an allocation to Asset Management of certain of our long-term debt interest expense, net of interest income on our Cash and cash equivalents and other sources of liquidity. Allocated net interest has been disaggregated to increase transparency and to present direct Asset Management revenues. We believe that aggregating Allocated net interest would obscure the revenue results by including an amount that is unique to our credit spreads, debt maturity profile, capital structure, liquidity risks and allocation methods.
5.Allocated net interest is not separately disaggregated for Investment Banking and Capital Markets. This presentation is aligned to our Investment Banking and Capital Markets internal performance measurement.
6.Asset management fees and revenues include management and performance fees from funds and accounts managed by us, revenue from strategic affiliated asset managers where we are entitled to portions their operating revenues and income based on our ownership interests in the affiliates.
7.Number of trading loss days is calculated based on trading activities in our Investment Banking and Capital Markets and Asset Management business segments, excluding certain Other investments.
8.VaR estimates the potential loss in value of trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value-at-Risk" in Part II, Item 7A "Quantitative and Qualitative Disclosures About Market Risk" in our Annual Report on Form 10-K for the year ended November 30, 2025.
9.Level 3 financial instruments represent those financial instruments classified as such under Accounting Standards Codification 820, accounted for at fair value and included within Financial instruments owned.
10.Tangible shareholders' equity (a non-GAAP financial measure) is defined as shareholders' equity less Intangible assets and goodwill. We believe that tangible shareholders' equity is meaningful for valuation purposes, as financial companies are often measured as a multiple of tangible shareholders' equity, making these ratios meaningful for investors.
11.Leverage ratio equals total assets divided by total equity.
12.Tangible gross leverage ratio (a non-GAAP financial measure) equals total assets less goodwill and intangible assets divided by tangible shareholders' equity. The tangible gross leverage ratio is used by rating agencies in assessing our leverage ratio.
13.Compensation ratio equals total compensation expense divided by total net revenues. Non-compensation ratio equals total non-compensation expense divided by total net revenues.
14.Includes goodwill and intangible assets related to Tessellis which were reclassified to assets held for sale during the first quarter of 2026.
15.Includes a $35.5 million after-tax write-down of goodwill associated with Tessellis for the nine months ended August 31, 2026.
16.As a result of the timing of SMBC’s conversion of 55,125 shares of preferred stock for shares of Jefferies’ non-voting common stock and the exchange of 3.8 million shares of Jefferies’ voting common stock for non-voting common stock during the third quarter of 2026, basic and diluted earnings per share differ between the voting and non-voting common shares. Because non-voting shares were outstanding for only a portion of the three and nine month periods, their weighted average share count amplified the impact of distributed dividends, and accordingly, the non-voting common shares reflect higher earnings per share than the voting common shares, despite both classes having identical dividend rates.
17.Book value per common share as of August 31, 2026 was lower compared with August 31, 2025, primarily due to the inclusion of non-voting common shares issued in connection with SMBC’s conversion of preferred shares to non-voting common shares during the third quarter of 2026.

11 Jefferies Financial Group